Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 9, 2021

Garrett Motion Inc.,

La Pièce 16,

Rolle, Switzerland 1180.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 52,471,709 shares of common stock, par value $0.001 per share (the “Common Stock”), of Garrett Motion Inc., a Delaware corporation (the “Company”), (ii) 243,265,707 shares of Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of the Company and (iii) 243,265,707 shares of Common Stock issuable upon conversion of Series A Preferred Stock (the “Converted Common Stock” and, together with the Common Stock and the Series A Preferred Stock, the “Securities”) of the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Common Stock and Series A Preferred Stock have been validly issued and are fully paid and nonassessable, and the Converted Common Stock, when duly issued upon conversion of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

Garrett Motion Inc.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP